March 2013 Filed pursuant to Rule 433 dated March 4, 2013 relating to Preliminary Pricing Supplement No. 654 dated March 4, 2013 Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Jump Securities due March    , 2015 Based on the Performance of the Common Stock of Apple Inc.
The Jump Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, if the common stock of Apple Inc., which we refer to as Apple Stock, has appreciated at all as of the valuation date, you will receive for each security that you hold at maturity a positive return on the securities equal to 40.50% to 44.50%, which we refer to as the upside payment.  The actual upside payment will be determined on the pricing date.  If, on the other hand, Apple Stock has remained unchanged or declines in value as of the valuation date, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final share price from the initial share price.  This amount may be significantly less than the stated principal amount and could be zero.  You may lose your entire initial investment in the securities.  The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the upside payment.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated Principal Amount:	$10 per security
Pricing date:	March , 2013
Original issue date:	March , 2013 (3 business days after the pricing date)
Maturity date:	March , 2015
Valuation date:	March , 2015, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common Stock of Apple Inc. (“Apple Stock”)
Aggregate principal amount:	$
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + the upside payment
If the final share price is less than or equal to the initial share price:
$10 × share performance factor
This amount will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the price of Apple Stock over the term of the securities.  You may lose your entire initial investment in the securities.

Share percent change:	(final share price – initial share price) / initial share price
Upside payment:	$4.05 to $4.45 per security (40.50% to 44.50% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting Apple Stock
CUSIP / ISIN:	61761M722 / US61761M7222
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see  “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Preliminary Pricing Supplement No. 654 dated March 4, 2013
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Jump Securities due March    , 2015 Based on the Performance of the Common Stock of Apple Inc.

Investment Summary

Jump Securities
The Jump Securities due March     , 2015 Based on the Performance of the Common Stock of Apple Inc. (the “securities”) can be used:
▪
As an alternative to direct exposure to Apple Stock that provides a fixed positive return of 40.50% to 44.50% (to be determined on the pricing date) if Apple Stock has appreciated at all as of the valuation date; and

▪	To potentially outperform Apple Stock in a moderately bullish scenario.

Maturity:	Approximately 2 years
Upside payment:	$4.05 to $4.45 per security (40.50% to 44.50% of the stated principal amount), to be determined on the pricing date
Interest:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to the credit risk of Morgan Stanley.

Key Investment Rationale
This 2-year investment offers the potential to earn a fixed positive return of 40.50% to 44.50% (to be determined on the pricing date) if Apple Stock appreciates at all as of the valuation date.  However, if Apple Stock has depreciated as of the valuation date from its initial share price, investors will be fully exposed to the percentage decline in Apple Stock and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose their entire initial investment in the securities.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Upside Scenario
The final share price is greater than the initial share price.  In this scenario, the payment at maturity for each security will be equal to $10 plus the upside payment of $4.05 to $4.45.  The actual upside payment will be determined on the pricing date.

Par Scenario	The final share price is equal to the initial share price. In this scenario, the payment at maturity for each security will be equal to the stated principal amount of $10 per security.
Downside Scenario
The final share price is less than the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of Apple Stock from the initial share price.  There is no minimum payment at maturity on the securities, and you could lose your entire investment.

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How the Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$4.25 (42.5% of the stated principal amount)

Securities Payoff Diagram

See the next page for a description of how the securities work.

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How the securities work

▪
Upside Scenario if Apple Stock Appreciates.  If the final share price is greater than the initial share price, the investor would receive the $10 stated principal amount plus the upside payment of $4.05 to $4.45.  The actual upside payment will be determined on the pricing date.  Under the hypothetical terms of the securities, the investor would receive a payment at maturity of $14.25 per security (142.5% of the stated principal amount) if the final share price is greater than the initial share price.

▪	If Apple Stock appreciates 10%, the investor would receive a 42.5% return, or $14.25 per security.

▪	If Apple Stock appreciates 70%, the investor would receive only a 42.5% return, or $14.25 per security.

▪	Par Scenario. If the final share price is equal to the initial share price, the investor would receive the stated principal amount of $10 per security at maturity.

▪
Downside Scenario.  If the final share price is less than the initial share price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in Apple Stock.  This amount will be less than the stated principal amount of $10 per security and could be zero. There is no minimum payment at maturity on the securities.

▪	If Apple Stock depreciates 30%, the investor would lose 30% of the stated principal amount and receive only $7 per security at maturity, or 70% of the stated principal amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee the return of any of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity.  Instead, at maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the final share price.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the closing price of Apple Stock.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.  See “How the Securities Work” on page 3.

▪
Your appreciation potential is fixed and limited.  If the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $4.05 to $4.45 per security (40.50% to 44.50% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the trading price of Apple Stock on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in price) of Apple Stock;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Apple Stock or stock markets generally and which may affect Apple and the price of Apple Stock;

o	interest and yield rates in the market;

o	the dividend rate on Apple Stock, if any;

o	the time remaining until the securities mature;

o	the occurrence of certain events affecting Apple Stock that may or may not require an adjustment to the adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

▪
The amount payable on the securities is not linked to the price of Apple Stock at any time other than the valuation date.  The final share price will be based on the closing price of Apple Stock on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the price of Apple Stock appreciates prior to the valuation date but then drops by the valuation date to below the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of Apple Stock prior to such drop.  Although the actual price of Apple Stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of Apple Stock on the valuation date.

▪
The securities will not be listed and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate

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significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs

▪
Morgan Stanley is not affiliated with Apple.  Apple is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of Apple, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  Apple has no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to Apple.

▪
Morgan Stanley may engage in business with or involving Apple without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Apple without regard to your interests, including extending loans to, or making equity investments in, Apple or its affiliates or subsidiaries or providing advisory services to Apple, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Apple.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Stock.  These research reports may or may not recommend that investors buy or hold Apple Stock.

▪
You have no shareholder rights.  Investing in the securities is not equivalent to investing in Apple Stock.  As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Apple Stock.

▪
The securities may come to be based on the closing prices of the common stocks of companies other than Apple.  Following certain corporate events relating to Apple Stock, such as a merger event where holders of Apple Stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to Apple Stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as Apple in lieu of, or in addition to, Apple Stock.  Following certain other corporate events, such as a stock-for-stock merger where Apple is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to Apple.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of the accompanying pricing supplement called “Description of Securities—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Apple Stock.  MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting Apple Stock, such as stock splits and stock dividends, and for certain other corporate actions involving Apple Stock.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Apple Stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price and the final share price and calculate the amount of cash you will receive at maturity, if any, and whether a market disruption event has occurred or any antidilution adjustment is required.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments), may adversely affect the payout to you at maturity, if any.  See the section of the accompanying pricing supplement called “Description of Securities—Market Disruption Event.”

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▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to Apple Stock), including trading in Apple Stock and in options contracts on Apple Stock, as well as in other instruments related to Apple Stock.  Some of our subsidiaries also trade Apple Stock and other financial instruments related to Apple Stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day we price the securities for initial sale to the public could potentially increase the initial share price and, therefore, could increase the price at which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of Apple Stock on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.

As discussed in the Tax Disclosure Sections, there is a risk that Section 871(m) of the Internal Revenue Code of 1986, as amended, could apply, in which case payments or deemed payments made to non-U.S. persons after December 31, 2013 on the securities, to the extent that they are treated, under applicable Treasury regulations, as being contingent upon or adjusted to reflect any U.S.-source dividend paid with respect to the underlying stock, are likely to be subject to withholding (up to 30%, depending on whether a treaty applies).

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Jump Securities due March    , 2015 Based on the Performance of the Common Stock of Apple Inc.

Apple Stock Overview

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications.  Apple Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is.www.sec.gov.  Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Information as of market close on February 28, 2013:

Bloomberg Ticker Symbol:	AAPL	52 Weeks Ago:	$535.41
Current Share Price:	$441.40	52 Week High (on 9/19/2012):	$702.10
Current Dividend Yield:	2.43%	52 Week Low (on 1/25/2013):	$439.88

The following graph sets forth the daily closing values of Apple Stock for the period from January 1, 2010 through February 28, 2013.  The related table sets forth the published high and low closing prices of, as well as dividends on, Apple Stock for each quarter from January 1, 2008 through February 28, 2013.  The closing price of Apple Stock on February 28, 2013 was $441.40.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of Apple Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of Apple Stock on the valuation date.

Historical Daily Closing Prices of Apple Stock Daily Closing Prices, January 1, 2008 to February 28, 2013

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Common Stock of Apple Inc. (CUSIP 037833100)	High ($)	Low ($)	Dividends ($)
2010
First Quarter	235.85	192.05	–
Second Quarter	274.07	235.86	–
Third Quarter	292.32	239.93	–
Fourth Quarter	325.47	278.64	–
2011
First Quarter	363.13	326.72	–
Second Quarter	353.01	315.32	–
Third Quarter	413.45	343.26	–
Fourth Quarter	422.24	363.57	–
2012
First Quarter	617.62	411.23	–
Second Quarter	636.23	530.12	–
Third Quarter	702.10	574.88	2.65
Fourth Quarter	671.45	509.59	2.65
2013
First Quarter (through February 28, 2013)	549.03	439.88	2.65

We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on Apple Stock.

This document relates only to the securities offered hereby and does not relate to Apple Stock or other securities of Apple.  We have derived all disclosures contained in this document regarding Apple from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple in connection with the offering of the securities.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Apple Stock (and therefore the price of Apple Stock at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Apple Stock.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:
If a market disruption event occurs with respect to Apple Stock, the calculation agent may determine the final share price in accordance with the procedures set forth in the accompanying preliminary pricing supplement.  You should refer to the section “Description of Securities—Closing Price” in the accompanying preliminary pricing supplement for more information.

Following certain corporate events relating to Apple Stock, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the accompanying preliminary pricing supplement.  You should refer to the section “Description of Securities—Antidilution Adjustments” in the accompanying preliminary pricing supplement for more information.

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

The U.S. Treasury Department released proposed regulations under Section 871(m) of the Internal Revenue Code of 1986, as amended, which requires withholding (up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments are contingent upon or determined by reference to U.S.-source dividends.  While significant aspects of the application of these regulations to the securities are uncertain, if the proposed regulations (as modified by an IRS notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the securities, to the extent that they are treated, under the applicable Treasury regulations, as being contingent upon or adjusted to reflect any dividend paid with respect to the underlying stock, are likely to be subject to withholding.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the

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notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in Apple Stock and in futures and options contracts on Apple Stock, or in any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of Apple Stock on the pricing date, and therefore the price at which Apple Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling Apple Stock, options contracts relating to Apple Stock or any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of Apple Stock and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance

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company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

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However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $0.225 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and the preliminary pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the prospectus supplement and the preliminary pricing supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the preliminary pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement dated March 4, 2013
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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